As filed with the Securities and Exchange Commission on March 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2024

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

URGENT ACTION REQUESTED FOR YOUR FUND!

Dear Shareholder:

We are urging shareholders to cast their vote in favor of an important proposal regarding the proposed reorganization of your fund, the Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (MFD) (the “Fund”) with and into abrdn Global Infrastructure Income Fund (“ASGI”) (the “Reorganization”). An important special meeting (“Special Meeting”) to vote on the Reorganization has been adjourned to Thursday, April 18, 2024, in order to allow shareholders time to vote. This letter is being sent to you because you held shares of the Fund on the record date, and we need your vote!

The Fund believes there are many potential benefits of the Fund’s tax-free Reorganization into ASGI, including:

•	Fund Structure: ASGI is a term fund, whose declaration of trust includes a feature that will trigger a liquidation of the fund in July 2035 (subject to certain possible extensions), providing shareholders at that time with the then-current net asset value.
•	Better Performance: ASGI has outperformed your Fund on a market value and net asset value basis over each of the past 1- and 2-year periods ending December 31, 2023. Please refer to the Joint Proxy Statement/Prospectus for the full presentation of performance of ASGI and the Fund.
•	Lower Expense Ratio: ASGI has a lower net total annual operating expense ratio than your Fund.

Please help your Fund and vote today, no matter how many shares you own.

The Fund’s Board of Trustees (the “Board”) recommends that you vote FOR the Reorganization on the WHITE proxy card.

Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the Reorganization on the Fund’s WHITE proxy card.

Prevent Saba Capital Management L.P. (“Saba”), an activist hedge fund investor, from derailing the Reorganization to advance its own self-interested agenda.

As of the record date of the Special Meeting Saba held only a nominal economic interest in your Fund. Saba is trying to derail the Reorganization to advance its own agenda at the expense of shareholders at-large and deprive shareholders of the potential benefits of the Reorganization. The Board urges you NOT to sign any gold proxy cards sent to you by Saba.

If you already signed a gold proxy card from Saba, you have the right as a shareholder of the Fund to change your vote before the Special Meeting takes place. You can do this by completing the WHITE proxy card sent to you by your Fund, which will replace the gold proxy card you previously completed.

YOUR VOTE IS VERY IMPORTANT

Voting today can help stop all future mailings and phone calls to you and ensure that enough votes are received to convene the Special Meeting and avoid another adjournment. If your Fund does not obtain enough votes, the Reorganization cannot be consummated. DO NOT DELAY, VOTE THE WHITE PROXY CARD NOW! Please vote using one of the following options:

1.	VOTE ONLINE — Log on to the website shown on the WHITE proxy card. Please have the WHITE proxy card in hand to access your control number and follow the on-screen instructions.
2.	VOTE BY MAIL — Complete, sign, date and return the WHITE proxy card.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at (877) 864-5057 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

Thank you for your continued support.

Sincerely,

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board